UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 9, 2010 (December 6, 2010)

AMERICAN LIBERTY PETROLEUM CORP.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-156077	98-0599151
(State of Incorporation)	(Commission File Number)	(IRS employer identification no.)

4900 California Ave, Tower B-210
Bakersfield, CA 93309
(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code:   (661) 377-2911

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03   Creation of a Direct Financial Obligation

On December 6, 2010, American Liberty Petroleum Corp. (the “Company”), borrowed $290,000 from Keyser Resources, Inc., a Nevada corporation (“Keyser”).   The Promissory Note (the “Note”) executed by the Company in connection with the loan contains the following payment terms: (a) the unpaid principal amount accrues interest at the rate of six percent (6%) per annum, (b) the unpaid principal and all accrued but unpaid interest thereon will be due and payable on February 28, 2010, and (c) the unpaid principal and accrued but unpaid interest may be prepaid in whole or in part at the option of the Company, without penalty or premium.  The Note is not secured by any assets of the Company. Alvaro Vollmers, the sole director and officer of the Company, is also the sole officer and director of Keyser.

The proceeds of the Note have been used to make a $250,000 payment pursuant to an Option Agreement dated May 11, 2010, between the Company and Desert Discoveries, LLC, a Nevada limited liability company, with the remainder to be used for general corporate purposes. Under the Option Agreement, Desert Discoveries, LLC granted the Company an option to purchase its interest in five oil and gas leases located in Nevada, subject to the Company’s performance of its obligations under the Option Agreement. Desert Discoveries, LLC granted the Company an extension on the payment of $250,000, which was originally due on October 31, 2010, until November 30, 2010. The Company made payments aggregating $250,000, which were accepted on December 6 and 7, 2010.  The execution of the Option Agreement was disclosed on the Company’s Current Report on Form 8-K filed on May 17, 2010, which is incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 9, 2010	AMERICAN LIBERTY PETROLEUM CORP.

	By:	/s/ Alvaro Vollmers
President